Exhibit 10.2

EXECUTION COPY

INCENTIVE BONUS AGREEMENT

This INCENTIVE BONUS AGREEMENT (this “Agreement”) is made as of the          day of                      by and among KEYSTONE AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (the “Company”), AST Equity Plan Solutions, a division of American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“EPS”), and «Name» (“Executive”). Company and Executive are referred to herein from time to time as the “Parties.”

WHEREAS, the Company currently has validly issued and outstanding Senior Subordinated Bonds due 2013 (the “Bonds”);

WHEREAS, the Company and Executive desire to enter into an agreement pursuant to which Executive will acquire certain amounts of Bonds subject to the vesting conditions and other restrictions provided herein.

NOW THEREFORE, in consideration of the mutual terms, covenants and set forth herein, the parties hereto agree as follows:

1. Appointment and Agreement of EPS. The Parties hereby jointly appoint EPS to serve hereunder and EPS hereby accepts such appointment and agrees to perform all duties and services that are expressly set forth in this Agreement and on Exhibit A attached hereto (the “Services”).

2. Compensation and Expenses. The Company or Executive, as the case may be, shall compensate EPS for the Services in accordance with the fee schedules listed in Exhibit B attached hereto. Fees payable by the Company may be adjusted annually, on or about each anniversary date of this Agreement, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers (CPI-U) United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics. In accordance with Exhibit B, the Company shall reimburse EPS for all reasonable expenses, disbursements or advances, incurred by it in accordance herewith. All amounts owed to EPS are due within thirty (30) days of receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month. The Company agrees to reimburse EPS for any reasonable attorneys’ fees and other costs associated with collecting delinquent payments.

3. Delivery of Net Amount. The Company shall award to Executive a cash bonus equal to $«Amount» which shall be reduced for any federal, state and local taxes required to be withheld pursuant to any applicable law or regulation (the net amount remaining after such withholding referred to herein as the “Net Amount”) and shall deliver the Net Amount to EPS in one or more distributions following the execution of this Agreement, provided, that the Net Amount shall be delivered to EPS no later than one (1) year after the date hereof. EPS shall establish an account (the “Executive Account”) in which it shall hold the Net Amount and any and all other cash or property acquired with the Net Amount or received in exchange of, or substitution for, cash or property held in the Executive Account (collectively, the “Executive Property”). The Executive shall make a timely election(s) pursuant Section 83(b) of the Internal

Revenue Code of 1986, as amended (the “Code”), and in accordance with the regulations promulgated thereunder, with respect to the Executive Account and each purchase of Incentive Bonds. EPS agrees to hold and dispose of the Executive Property, and to act as administrative services agent, in accordance with all the terms, conditions and provisions of this Agreement.

4. Acquisition of Bonds. After receipt of the Net Amount, EPS shall, through one or more transactions, use the Net Amount to acquire in the open market the maximum amount of Bonds purchasable with the Net Amount in accordance with the instructions set forth on Exhibit C and shall hold such Bonds in the Executive Account for the benefit of Executive. The Bonds acquired and held in the Executive Account pursuant to this Agreement are sometimes hereinafter referred to individually as an “Incentive Bond” and collectively as the “Incentive Bonds.” The Incentive Bonds shall remain in the Executive Account and shall not be vested and transferable unless and until provided in Section 5. To the extent any portion of the Net Amount remains in the Executive Account (such cash, “Restricted Cash”) such portion shall not be vested and transferable unless and until provided in Section 5.

5. Vesting and Sale, Transfer.

(a) Restricted Property. Restricted Property (as defined below) shall be subject to forfeiture (as described in Section 5(e)) and may not be removed from the Executive Account or sold, transferred, assigned, hypothethicated or otherwise alienated, in each case, without the written consent of the Company. Unrestricted Property (as defined below) shall not be subject to forfeiture and may, at Executive’s direction, be removed from the Executive Account and/or sold transferred, assigned, hypothecated or otherwise alienated without the consent of the Company. All Incentive Bonds and Restricted Cash shall be “Restricted Property” unless and until the Company notifies EPS in writing that such Incentive Bonds and/or Restricted Cash has vested and become “Unrestricted Property” in accordance with Section 5(b) or Section 5(c).

(b) Normal Vesting of Restricted Property. Subject to Section 5(a) above, the applicable cumulative percentage of Restricted Property shown on the chart below shall vest and be considered to be Unrestricted Property if Executive is, and has been, continuously employed by the Company or any of its subsidiaries from the date of this Agreement through such date. In the event that the cumulative percentage of Restricted Bonds vested results in the fractional vesting of a particular Incentive Bond, such Incentive Bond shall not be an Unrestricted Bond for purpose of this Agreement.

Vesting Date	Cumulative Percentage of Restricted Property Vested
September 30, 2010	33.33%
September 30, 2011	66.66%
September 30, 2012	100%

(c) Accelerated Vesting of Restricted Property. Subject to Section 5(a) above, upon the consummation of (i) a Sale of the Company (as defined herein); or (ii) the repayment of the Incentive Bonds, (each an “Accelerated Vesting Event”), then so long as Executive is, and has been, continuously employed by the Company or any of its subsidiaries from the date of this Agreement through the time immediately prior to the Accelerated Vesting Event, 100% of the

Restricted Property shall immediately become Unrestricted Property. The Company may, in its sole discretion, accelerate the vesting of any Incentive Bond upon any other event and will provide written notice of such accelerated vesting to EPS.

(d) Sale, Transfer of Unrestricted Property. The Unrestricted Property shall remain in the Executive Account until the earlier of (i) the date the Unrestricted Property is sold or transferred pursuant to Executive’s instructions; and (ii) the date of Executive’s termination of employment with the Company and any of its subsidiaries. Upon Executive’s written notice to Company and to EPS, any Unrestricted Bonds remaining in the Executive Account shall be sold by EPS and the proceeds of such sale, along with any additional Unrestricted Property, shall be immediately distributed to Executive. The Executive hereby recognizes that EPS’s ability to sell any Unrestricted Bonds remains contingent upon the availability of a purchasing counter-party and that EPS shall not be liable for any losses suffered as a result of its inability to sell Unrestricted Bonds when so instructed or otherwise required so to do under the terms of this Agreement.

(e) Executive Termination. In the event of Executive’s termination of employment by the Company and its subsidiaries for any reason, (i) all Unrestricted Property (or any cash proceeds therefrom) shall be distributed to Executive and (ii) Executive shall automatically forfeit and have no further rights in the Restricted Property and EPS will distribute any Restricted Property (and any cash proceeds therefrom) remaining in the Executive Account within 30 days of Executive’s termination of employment in accordance with the Company’s written instructions provided prior to such termination date.

(f) Sale of the Company. “Sale of the Company” shall mean sale of the Company (or any successor thereto) after March 31, 2011, including in one or more series of related transactions, to an Independent Third Party (as defined below) or group of Independent Third Parties, pursuant to which such party or parties acquire, directly or indirectly, through one or more intermediaries, (i) equity securities of the Company constituting a majority of the outstanding capital stock of the Company (whether by merger, consolidation, sale or transfer of the Company’s outstanding capital stock) or (ii) all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. For this purpose, an “Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the outstanding capital stock of the Company on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the outstanding capital stock of the Company and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the outstanding capital stock of the Company.

(g) Compliance with Laws. Notwithstanding anything to the contrary in this Agreement, Executive may not direct the sale of any Unrestricted Bonds if such sale (i) violates any insider trading policies of the Company; (ii) is not allowed pursuant to Rule 144 of the Securities Act of 1933, as amended (the “1933 Act”) or (iii) is otherwise in violation of applicable law. To the extent requested by the Company, the Unrestricted Bonds may not be sold, transferred or disposed of without first consulting with the Company to confirm that such sale, transfer or disposition is allowed pursuant to Rule 144 of the 1933 Act.

6. Interest. Any interest paid on the Restricted Property shall be held in the Executive Account and distributed to Executive within sixty (60) days of the date the underlying vesting conditions of Section 5 with respect to the Restricted Property upon which the interest was paid are satisfied. Any interest paid on the Unrestricted Property held in the Executive Account shall be immediately distributed to Executive. EPS or its representatives shall file any Internal Revenue Service forms as may be required to report payment of any such interest or other earnings provided that EPS shall have received a completed IRS Form W-9 from Executive. Executive shall execute and deliver any documents reasonably requested by EPS in connection therewith.

7. Voting. Executive shall have the voting rights of any Incentive Bond held in the Executive Account to the extent permitted by the applicable bond indenture, provided that any voting rights related to events of default (and remedies therefore) shall require the consent of the Company.

8. Term of Executive Account. This Agreement shall commence on the date hereof and shall continue for a term of three years (the “Initial Term”). Unless the Company or EPS gives written notice of termination of this Agreement at least ninety (90) days prior to the end of the Initial Term, or any successive one-year term, this Agreement shall automatically renew for an additional one-year term. The Executive Account shall be terminated upon the written direction of the Company or at such time that the Company has notified EPS that all Incentive Bonds have vested and become Unrestricted Bonds. Upon termination of the Executive Account upon the written direction of the Company, the Company shall provide written directions to EPS as to the disposition of the Restricted Property as well as records and any additional documentation reasonably requested by EPS and the Executive shall provide written instructions to EPS as to the disposition of the Unrestricted Property. Except as otherwise expressly provided in this Agreement, the respective rights and duties of the Company and EPS under this Agreement shall cease upon termination of this Agreement.

9. Definition of Incentive Bonds. For all purposes of this Agreement, Incentive Bonds will continue to be Incentive Bonds in the hands of any holder other than Executive, and each such other holder of Incentive Bonds will succeed to all rights and obligations attributable to Executive as a holder of Incentive Bonds hereunder. Incentive Bonds will also include any cash, bonds or other property exchanged or substituted for Incentive Bonds.

10. Scope of Agency.

(a) EPS shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement. EPS shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. In connection with its duties hereunder, EPS shall be protected in acting or refraining from acting upon any certificate, instrument, opinion, letter, written instruction, notice, request, direction, consent, report, telegram, telex, facsimile transmission or other document furnished to it hereunder and believed by it to be genuine and to have been signed or sent by the proper party or parties, and EPS shall not be liable for anything it may do or refrain from doing in connection with its duties hereunder, except for such liabilities as may result from its own gross negligence or willful misconduct. In the administration of the

Executive Account, EPS may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel (including internal counsel), accountants and other skilled persons to be selected and retained by it.

(b) In the event EPS shall be uncertain as to its duties or rights under this Agreement or shall receive any instruction, claim or demand that, in the opinion of EPS, is in conflict with the provisions of this Agreement (any of the foregoing, an “EPS Dispute”), EPS shall be entitled (i) to refrain from taking any action with respect to such EPS Dispute until it shall be directed otherwise by a final and nonappealable order of a court of competent jurisdiction or by an instrument signed by each of the Parties or (ii) to petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to EPS, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, the Executive Account, after deduction and payment to EPS of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by EPS in connection with the performance of its duties and the exercise of its rights hereunder.

(c) EPS may resign at any time by giving at least thirty (30) days prior written notice to the Parties, which resignation shall become effective upon the acceptance of appointment by a successor administrative agent as provided in this Section 10(c). EPS may appoint a successor administrative agent, reasonably acceptable to the Parties. Any successor, however appointed, shall execute and deliver to EPS, with a copy to each of the Parties, an instrument accepting such appointment, and thereupon such administrative agent shall, without further act, become fully vested with all the rights, powers, obligations and duties of EPS hereunder with the same effect as if originally named herein.

(d) With the consent of the Company and unless objected to in writing by Executive, EPS may appoint an exclusive broker to execute Executive’s transactions under this Agreement and EPS may provide to such broker information regarding the Executive Account, including vesting dates.

11. Indemnification. From and at all times after the date of this Agreement, Executive and the Company, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless EPS and each director, officer, employee, attorney, agent and affiliate of EPS (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Executive or the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of Executive and the Company under this Section 11 shall survive any termination of this Agreement and the resignation or removal of EPS.

12. Limitation of Liability. In the absence of gross negligence or intentional misconduct on its part, neither EPS nor any Party shall be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will EPS or any Party be liable for special, indirect, punitive, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if EPS or such Party has been advised of the possibility of such damages.

13. Administration of this Agreement. As between the Company and the Executive, The Board of Directors of the Company (the “Board”) shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Agreement, including, but not limited to the full power and authority (a) to interpret the terms of this Agreement, the terms of any Incentive Bonds acquired pursuant to this Agreement, and the rules and procedures established by the Board governing any such Incentive Bonds, (b) to determine the rights of any person under this Agreement, or the meaning of requirements imposed by the terms of this Agreement or any rule or procedure established by the Board, (c) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to this Agreement, (d) correct any defect or omission or reconcile any inconsistency in this Agreement; and (e) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Agreement, subject to such limitations as may be imposed by applicable law. Each action of the Board shall be binding on all persons. The Board may, to the extent permissible by law, delegate any of its authority hereunder to such persons or committees or subcommittees of the Board as it deems appropriate. The Board shall direct the Company to provide the documentation and perform the actions listed on Exhibit C.

14. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service, to the parties at the addresses indicated below:

If to the Company, to:

Keystone Automotive Holdings, Inc.

44 Tunkahannock Avenue

Exeter, PA 18643

Attn:     Chief Executive Officer

with copies (which shall not constitute notice to the Company) to:

Bain Capital NY, LLC

590 Madison Avenue

New York, NY 10022

Attn: Stephen M. Zide

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attn: Eunu Chun

If to Executive, to:

The Executive’s home address in the Company’s personnel files

If to EPS, to:

AST Equity Plan Solutions, a

Division of American Stock Transfer & Trust

123 South Broad Street

11th Floor – PA1328

Philadelphia, PA 19109

Attn: Account Administrator

Tel: (267) 515-5422

Fax: (267) 515-5475

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or received or five business days after being so mailed.

15. Representations and Warranties.

(a) In connection with the grant of the Incentive Bonds, Executive represents and warrants to the Company that this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(b) As an inducement to the Company to grant the Incentive Bonds to Executive, and as a condition thereto, Executive acknowledges and agrees that neither the grant of the Incentive Bonds to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company or its subsidiaries or affect the right of the Company or its subsidiaries to terminate Executive’s employment at any time for any reason.

(c) The Company and Executive acknowledge and agree that this Agreement has been executed and delivered and the Incentive Bonds have been granted hereunder, in connection with and as part of the compensation and incentive arrangements among the Company and Executive.

(d) Each of EPS and the Company, on behalf of itself, represents and warrants that (i) it has the requisite capacity to execute and deliver this Agreement and to perform the actions on its part contemplated hereby, (ii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general equity principles, (iii) no consent, approval, authorization or order of any person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, is required to be made or obtained by it for it to execute, deliver or perform its obligations under this Agreement, (iv) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation of acceleration of any obligation or loss of benefit under any material agreement, instrument, judgment, order or decree applicable to it, and (v) no action, proceeding, investigation or litigation is pending or, to its knowledge, threatened against it by any person or entity, which, if adversely determined, would have a material adverse effect on its ability to satisfy its obligations under this Agreement.

16. No Corporate Action Restriction. The existence of this Agreement and the Incentive Bonds granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any of its subsidiaries’ or other affiliates’ capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any of its subsidiaries or other affiliates, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any of its subsidiaries or other affiliates’ capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any of its subsidiaries or other affiliates, (e) any sale or transfer of all or any part of the Company’s or any of its subsidiaries’ or other affiliates’ assets or business, or (f) any other corporate act or proceeding by the Company or any of its subsidiaries or other affiliates. Executive shall not have any claim against any member of the Board or the Board, the Company or any subsidiary or other affiliate of the Company, or any employees, officers, shareholders or agents of the Company or any of its subsidiaries or other affiliates as a result of any such action and through acceptance of the Net Amount shall automatically be deemed to have consented to any such action.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Complete Agreement. This Agreement and the other agreements expressly referred to herein embody the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

19. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, EPS and the Company and their respective successors and assigns, provided, that Executive may not assign any of his rights or obligations, except as expressly provided by the terms of this Agreement. Notwithstanding the foregoing, EPS may assign this Agreement without the Company’s consent to an affiliate or successor which agrees to be bound by this Agreement and assume EPS’ obligations hereunder; provided, however, that no such assignment shall relieve EPS of such obligations.

21. Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes which the Company in its sole discretion deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation.

22. Governing Law. THE CORPORATE LAW OF THE STATE OF NEW YORK WILL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES CONCERNING THE ENFORCEABILITY, VALIDITY AND BINDING EFFECT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

23. Submission to Jurisdiction. The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such United States Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding or a defense based on the grounds of jurisdiction with respect thereto. The Company agrees that, to the fullest extent permitted by applicable laws, a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

24. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

25. Effect of Transfers in Violation of Agreement. The Company will not be required (a) to transfer on its books any Incentive Bonds which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Incentive Bonds, to accord the right to vote as such owner or to pay interest to any transferee to whom such Incentive Bonds have been transferred in violation of this Agreement.

26. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, EPS and Executive.

27. Market Data. The Company acknowledges that EPS may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to EPS by certain national securities exchanges and associations which assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. The Company agrees and acknowledges that EPS shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

28. Confidentiality. EPS shall not, without the prior written consent of the Company or pursuant to and in accordance with the order of a court of competent jurisdiction, legislative body or regulatory agency, disclose, either directly or indirectly, any non-public information regarding the Company’s employees, business, customers, financial condition, strategies, or operations; or the Bonds (the “Confidential Information”) to any of the following:

(a) Any individual or entity not a party to this Agreement;

(b) Any employee, officer, director affiliate, subsidiary or division of the Company or EPS who or which does not require access to the Confidential Information in order to carry out duties under this Agreement; provided, however, EPS may provide Confidential Information to a third party provider which may be involved in systems development or similar work for EPS, solely for such purpose, and subject to receipt by EPS from any such provider of an appropriate non-disclosure undertaking.

In the performance of its duties hereunder, EPS, in compliance with Federal Law may be required to obtain, verify and record information that identifies each person who opens an account.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:
	Name:	Edward H. Orzetti
	Title:	President and Chief Executive Officer

«Name»

AST EQUITY PLAN SOLUTIONS, a division of American Stock Transfer & Trust Company, LLC

By:
Name:
Title:

Signature Page to Incentive Bonus Agreement

Exhibit A

SERVICES TO BE PROVIDED BY EPS

General

(1)	Client will be assigned a primary Implementation Manager. The Implementation Manager will be responsible for coordinating the implementation project for the Client by EPS until reconciled and signed off by both parties.

(2)	Client will be assigned a Relationship Management team that will be responsible for the coordination of all services to Client by EPS.

(3)	Client phone calls and e-mails received during business hours (8AM – 5 PM EST) will be returned or acknowledged by the end of day received, weekends and New York Stock Exchange holidays excluded.

(4)	EPS will honor all restrictions or Client wide blackouts for Participants designated by the Client as subject to specific restrictions or exercise periods in accordance with the Client’s internal stock trading policy(s). EPS will rely on notification from the Client as to which Participants are designated as being subject to such restrictions as well as the beginning and end dates for any restrictive periods.

Systems/Interfaces

(1)	File Transfer Protocol (FTP), utilizing PGP encryption, will be the method utilized for exchanging data files.

(2)	EPS will establish and maintain a secure Internet site, for access and use by recipients of equity compensation awards and will utilize commercially reasonable efforts to ensure that the Internet and automated phone system (IVR) functionality of the platform will be available 24/7 under normal circumstances, except for times when system maintenance is required and/or prior notice has been provided to the Client.

(a)	Site will provide Client’s Participants the following:

(i) Capability to view their current account information including bond award position and accrued interest

(ii) Access to Plan documents, if provided by the Client.

(iii) Access to Restricted Award vesting (lapsing) schedule

(b)	Access to historical vesting transactions for Restricted Awards.

A-1

Restricted Award Site will provide Client:

(i) Access for Client-designated administrators to view Participant records

(ii) Access to Reporting Tool to generate reports regarding the awards

Customer Service

(1)	EPS will send a communication to all recipients of incentive awards for the purpose of introducing the Administration Service Agent and describing its services.

(2)	EPS will maintain a toll-free telephone number for inquiries by recipients of incentive awards that will be answered by a live Customer Service Representative Monday through Friday, 8:00am through 8:00pm EST and by the Interactive Voice Response system (IVR) 24 hours a day, 7 days a week.

Record Keeping and Reporting

(1)	With respect to Incentive Award processing, EPS will maintain a record of Incentive Awards outstanding and escrow balances, including a vesting schedule regarding each award to each individual, and generate such periodic reports and information regarding outstanding awards and the disposition thereof as the Client reasonably may request from time to time.

A-2

Exhibit B

EXPENSES AND OTHER CHARGES

Fee Schedule is submitted as Annex 1.

Client paid fees – as per fee schedule

Also fees can be adjusted mid term if:

1.	There are major changes to Plan, numbers of participants or the like

2.	Client requests change of services

3.	There are changes in laws and/or regulations which affect cost of providing services.

4.	Other material changes

Fees and Out of Pocket Expenses. The cost of stationery and supplies, including but not limited to, envelopes and paper stock, together with any disbursements for telephone, postage, mail insurance, link-up charges for ADP and real time price feeds including a reasonable EPS overhead charge for same, shall be billed in addition to the above fees. All charges and fees, out of pocket costs, expenses and disbursements of EPS are due and payable by Client upon receipt of an invoice from EPS.

Unless otherwise agreed between the parties in advance, EPS will not advance funds, and funds will be disbursed by EPS only upon receipt thereof by EPS.

Additional expenses shall apply should the Client require EPS to order applicable hardware (such as routers, configurations) and/or reserve dedicated phone lines to support the frame relay network. Any monthly maintenance charges and one-time expenses would be billed in addition to the service fees.

Conversion. There will be a charge for converting the Client’s files to EPS’ system. EPS will review the conversion requirements to determine what will be required to complete the conversion, such as account history conversion or file format conversion. Any charge will be discussed with the Client prior to work commencing.

Legal, Technological Expenses. Certain legal expenses may be incurred in resolving matters not anticipated in the normal course of business. This may result in a separate charge to cover EPS’ expenses in resolving such matters; provided that any legal expenses charged to the Client shall be reasonable.

In the event any Federal regulation and/or state or local law are enacted which require EPS to make any technological improvements and/or modifications to its current system, Client shall reimburse EPS, on a pro rata basis proportionate to the Client’s Plan Participant base, for the costs associated with making such required technological improvements and/or modifications.

Dishonored Checks. Should any check received by EPS be dishonored, Client shall immediately reimburse EPS for all expenses connected with the dishonor, including but not limited to the amount of the check. In the event that such check is later re-deposited and subsequently clears, EPS shall immediately pay over any funds so received to Client.

B-1

Other Services. Fees for any services not specified will be based on EPS’ standard fees at the time of the request or, if no standard fees have been established, an appraisal of the work to be performed.

Service or Plan Modifications. Changes to the Plan or to the services provided by EPS hereunder which Client may request after the Plan has been implemented may only be made pursuant to a written change order. All such changes shall be subject to additional fees and expenses.

Participant Fees. Per attachment. Participant fees may be deducted from Participant’s transaction proceeds.

B-2

Exhibit C

INSTRUCTIONS REGARDING ACQUISITION OF BONDS

[Keystone to provide either fixed instructions for the initial bond purchase or authorize a contact person to make such decisions.]

C-1

Exhibit D

DOCUMENTS TO BE PROVIDED BY AND DUTIES OF CLIENT

•

Prior to the Plan setup a computer file, in form prescribed by EPS, listing all Participants granted awards under the Plan as well as all other information EPS requires to properly administer the Plan, including name, address, social security number, email address, if available of each Participant in the Plan; a list of all grants by Participant, grant date(s), vesting schedules, restrictions such as Section 16(b), Rule 144 and regulatory or other restrictions, if any.

•	Periodic updates of any relevant corrections, updates, deletions or other changes the date included in the above mentioned computer file.

•	Timely and accurately correct any incorrect file or file not submitted in form prescribed by EPS.

•

Client will provide EPS with a periodic file updating in standard file formats for Participant information, including demographic information; tax rate(s), supplemental income, FICA paid year to date and updates regarding the occurrence of events (such as termination of employment, death and disability) concerning Participants which may affect their exercise rights.

•	Notify each Participant, if requested by EPS and in a form satisfactory to EPS which shall contain at least the following information:

Client will notify each Participant of the following information:

Your Company has designated Well Fargo Advisors to serve as broker for transactions involving bonds acquired through its incentive compensation benefit plan(s). Information will be made available to a designated financial advisor at Well Fargo Advisors, regarding your award details, share balance, vesting dates and previous transaction details.

Well Fargo Advisors shall charge you a commission at a rate EPS negotiated with Well Fargo Advisors as broker-dealer. Such rate may not represent the most favorable commission rate and other execution terms available. Because such broker-dealer may have aggregated your trades with other trades from Participants in the Plan, you may not be provided with an individual broker’s confirmation. EPS may provide administrative services to such broker-dealer and may be paid fees for such services. EPS also receives fees for the administration of Client’s stock option and other plans.

EPS may share revenue with the Plan’s exclusive broker, if one were appointed, including transaction commissions and investment management fees, if any.

Robert Karp, Senior Vice President, Investments

Wells Fargo Advisors	212/205-2876
1211 Avenue of the Americas,	Robert.karp@wfadvisors.com
New York, NY 10036

Name of designated Financial Advisor

D-1

ANNEX 1 - Pricing
As of: 06/19/2009

Keystone Automotive Holdings, Inc.

Incentive Bond Compensation Plan

Client Paid Fees
Implementation for Plan Administration – one time fee	Upon Appraisal

Annual Administration Fees
Incentive Bond Compensation Plan	$25,000

Note: Implementation and Annual administrative fees are payable in full upon commencement of your first billing cycle after your plans go live.

Per participant
Bond Participant	Includes up to 25 participants
Additional Participants	$20 per annum

Notes: Per participant fees are payable quarterly in advance upon commencement of your first billing cycle after your plans go live and quarterly thereafter. Fees for current periods are based on participant information for the previous period end.

Other
Development if required	$175 per hour
Monthly payroll feeds	Included
Manual Adjustments	$25 per
Reimbursable expenses: including, but not limited to, postage, telephone, legal, freight, wire transfer, courier and express mail, etc.

Participant Paid Fees
All trades will be quoted as principal trades, meaning no commissions will be billed.

Accepted:

Date:
Authorized Signer